Exhibit 99.1

News

WJ Communications Announces Fourth Quarter and

Fiscal Year 2006 Financial Results

SAN JOSE, Calif. – February 21, 2007 – WJ Communications, Inc. (Nasdaq: WJCI), a leading designer and supplier of radio frequency (RF) solutions for the wireless infrastructure and radio frequency identification (RFID) reader markets, today announced results for its fourth quarter and fiscal year ended December 31, 2006.

Business Highlights:

•                  Achieved five year record high revenue of $48.6 million, representing an increase of 54 percent compared to 2005

•                  Introduced a total of twenty-one new products during the year, which is five times as many as were introduced in 2005

•                  Secured first major design win with new 28V InGaP HBT Power Amplifier products that were introduced in November

•                  Announced an exclusive agreement with SK Telecom, in which WJ and SKT are working with a third party cellular handset manufacturer on a hardware and software solution to leverage WJ’s high performance WJC200 RFID chipset

•                  Established a design center in Shanghai, mainly targeted at opportunities in China

•                  Transitioning to fabless business model with previously announced planned closure of its wafer manufacturing facility, which is expected to result in quarterly cost savings of between $1.0 million and $1.25 million upon completion

“We achieved significant year-over-year revenue growth while managing transitions in our business, including the pending closure of our wafer fabrication facility,” commented Bruce Diamond, President and Chief Executive Officer of WJ Communications.  “In late 2006, the wireless infrastructure industry experienced widespread weakness in demand, and we believe this slowdown will continue into the first quarter.  However, based on customer feedback and traction for our newly introduced products, we expect 2007 to be another year of growth.”

Mr. Diamond continued, “Looking at our results for 2006, I am very pleased with our accomplishments during the year, which included the introduction of twenty-one new products, five year record high revenue and improvement to EBITDA. We continue to gain traction and increase our growth opportunities across all of our target markets with particular emphasis in wireless power, WiMax and RFID. We believe that our aggressive product introductions in these markets will further our penetration and drive growth in 2007 and beyond.  The pending closure of our wafer facility, and the associated cost savings, will provide additional improvement to our financial results in the coming quarters and years. During the first half of 2007, we have established a goal to introduce 15 new products and believe our accelerated rate of product introductions will help drive future revenue growth.”

Revenue for the fourth quarter of 2006 was $11.1 million as compared to revenue of $12.7 million in the preceding quarter and $11.7 million in the fourth quarter of 2005.

Gross margin for the fourth quarter of 2006 was 44.3 percent, compared to 55.7 percent in the third quarter of 2006 and 49.5 percent in the same period a year ago.  Gross margin percent declined sequentially from the third quarter due to lower revenue, a less profitable mix, a  charge of approximately $400,000 to gross margin associated with the closure of the wafer fabrication facility and an increase in inventory reserve charges. Fourth quarter 2006 gross margin percent was lower than fourth quarter 2005 due to lower revenue, a less profitable mix, and closure charges which were partially offset by lower inventory charges.  Operating expenses for the quarter totaled $8.2 million. This compares to $8.7 million in the preceding quarter and $8.1 million in the same period a year ago.

Net loss for the fourth quarter of 2006 was $3.1 million, or ($0.05) per diluted share, which included $1.1 million of stock compensation expenses.  This compares to a net loss of $1.2 million, or ($0.02) per diluted share, in the third quarter of 2006, which included $759,000 of stock compensation expenses, and a net loss of $2.1 million, or ($0.03) per diluted share, in the fourth quarter of 2005, which included $84,000 of stock compensation expenses.

EBITDA loss for the fourth quarter of 2006 was $1.1 million, compared to an EBITDA loss of approximately $33,000 in the third quarter of 2006 and a loss of $1.5 million in the fourth quarter of 2005.

For the twelve months ended December 31, 2006, total revenue was $48.6 million compared to $31.6 million for the twelve months ended 2005, which represents an increase of 54 percent.  Gross margin for the full year of 2006 totaled $24.9 million, or 51 percent, compared to gross margin of $14.7 million, or 46 percent, for the full year of 2005.  Net loss for 2006 was $8.5 million, or ($0.13) per share, compared to a net loss of $21.0 million, or ($0.33) per share, for the year ended 2005. The net loss for 2006 included approximately $2.4 million of stock compensation expenses compared to $920,000 for the year ended 2005. Operating expenses for 2006 totaled $35.9 million compared to $36.8 million for 2005.

Cash, cash equivalents and short-term investments as of December 31, 2006 were approximately $25.4 million.

Business Outlook

WJ Communications’ Chief Executive Officer, Bruce Diamond, and Chief Financial Officer, Greg Miller, will provide a business update and guidance for the first quarter of 2007 and other periods during their financial results conference call today.  Projections and guidance are estimates only and actual performance could differ.

Fourth Quarter and Fiscal Year 2006 Financial Results Conference Call and Web cast

WJ Communications will host a conference call and Web cast with investors today, Wednesday, February 21, 2007, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)

to discuss the fourth quarter and fiscal year 2006 financial results and the outlook for the first quarter of 2007. Investors and other interested parties may access the call by dialing 800-240-4186 (+1-303-262-2125 outside of the U.S.), with the Reservation ID  11084223, at least 10 minutes prior to the start of the call.  In addition, an audio Web cast will be available in the Investor Relations section of the Company’s Web site at www.wj.com.  Following the live Web cast, an archived version will be available on the Company’s Web site.

Forward Looking Statements

This release and other statements by the Company in its announced conference call contain forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the actual performance by the Company in 2007, costs and related savings of the closure of our wafer manufacturing facility and our transition to a fabless business model, the success of the closure of our wafer manufacturing facility and our transition to a fabless business model, the success of our new product introductions, the ability to meet our projected schedule for product introductions, and the risk factors contained in the Company’s Form 10-K for year ended 2005, Form 10-Q, the risks to be set forth in the above described conference call and Web cast and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission, which are available on the SEC Web site at www.sec.gov. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), WiMax, and broadband cable. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com.

All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners

Company Contact:	Media Contact	Investor Contact:
R. Gregory Miller	Claudia Lin	Kellie Nugent
Chief Financial Officer	Marketing and Public Relations	Shelton Group Investor Relations
WJ Communications	WJ Communications	For WJ Communications
408-577-6200	408-577-6341	972-239-5119 ext. 125
Gregory.Miller@wj.com	Claudia.Lin@wj.com	Knugent@sheltongroup.com

(Financial Tables to Follow)

WJ Communications Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Sales
Core business (1)	$11,143	$11,653	$48,535	$31,201
Legacy (2)	1	53	103	396
Net Sales	11,144	11,706	48,638	31,597
Cost of goods sold	6,203	5,914	23,704	16,906
Gross profit	4,941	5,792	24,934	14,691
Operating expenses:
Research & development	4,305	4,480	18,329	18,070
Selling & administrative	4,189	3,650	17,869	15,295
Restructuring	(286)	—	(286)	—
Acquired in-process research & development	—	—	—	3,400
Total operating expenses	8,208	8,130	35,912	36,765
Loss from operations	(3,267)	(2,338)	(10,978)	(22,074)
Interest income, net	304	255	1,158	952
Other income, net	(97)	3	(91)	14
Loss before income taxes	(3,060)	(2,080)	(9,911)	(21,108)
Income tax benefit	—	3	(1,366)	(120)
Net loss	$(3,060)	$(2,083)	$(8,545)	$(20,988)
Basic and diluted net loss per share	$(0.05)	$(0.03)	$(0.13)	$(0.33)
Basic and diluted weighted average shares	67,229	65,084	66,408	64,162

(1)               Core business sales includes sales of our semiconductor components, multi-chip modules and RFID reader modules.

(2)               Legacy sales includes sales of our wireless and fiber optic products.

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2006 (1)	December 31, 2005 (2)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$17,024	$14,169
Short-term investments	8,399	16,052
Accounts receivable, net	5,759	7,135
Inventory	5,281	4,826
Other current assets	1,563	2,632
Total current assets	38,026	44,814

PROPERTY, PLANT AND EQUIPMENT, net	7,232	7,919

Goodwill	6,834	6,806
Intangible assets, net	960	1,884
Other assets	181	221
	$53,233	$61,644

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	15,198	16,452
Total long-term liabilities	11,254	14,075
Total stockholders’ equity	26,781	31,117
	$53,233	$61,644

(1)               Unaudited

(2)               Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2005.